Exhibit 10.1

PARENT GUARANTY

THIS GUARANTY (this “Guaranty”), is entered into this 17th day of April, 2007, by MIRANT CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the “Guarantor”), to and for the benefit of MARUBENI CARIBBEAN POWER HOLDINGS, INC., a corporation organized and existing under the laws of the State of Delaware (the “Purchaser”).  Capitalized terms used, but not defined, herein, shall have the meaning given such terms in the Agreement (defined below).

PRELIMINARY RECITALS

A.            The Purchaser has entered into that certain Purchase and Sale Agreement dated as of April 17, 2007 (the “Agreement”), with MIRANT INTERNATIONAL INVESTMENTS, INC., a corporation organized and existing under the laws of the State of Delaware (the “Seller”), a wholly-owned affiliate of the Guarantor, pursuant to which, among other things, the Seller has agreed to certain Payment Obligations (hereinafter defined).

B.            Pursuant to the terms of the Agreement, the Guarantor is required to execute and deliver this Guaranty in favor of the Purchaser in respect of the Payment Obligations.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor hereby agrees as follows:

1.             Guaranty.

(a)           The Guarantor hereby unconditionally and irrevocably guarantees to the Purchaser that the Seller shall (i) make payment, when due, of any Post-Closing Payment amount that may be due from the Seller to the Purchaser under Section 2.2(d) of the Agreement, and (ii) make payment, when due, of any indemnity payments that may be due from the Seller to the Purchaser under Section 11.1(a) of the Agreement, subject in each case to the limitations set forth in the Agreement (collectively, the “Payment Obligations”).

(b)           The Guarantor unconditionally and irrevocably guarantees to the Purchaser that if the Seller fails to perform any of the Payment Obligations, when due, the Guarantor shall, upon written demand by the Purchaser, perform, or cause to be performed, all such Payment Obligations.

(c)           All payments made by the Guarantor, pursuant to the obligations incurred by the Guarantor hereunder, shall be made to the Purchaser in Dollars and shall be paid within ten (10) Business Days after receipt by the Guarantor from the Purchaser of written demand for such payment.

(d)           The Guarantor hereby agrees to pay all costs, expenses and fees, including all reasonable attorneys’ fees, actually incurred by the Purchaser in successfully enforcing this Guaranty, whether by suit or otherwise.

2.             Representations and Warranties.  The Guarantor represents and warrants to the Purchaser as follows:

(a)           The Guarantor is duly organized, validly existing, and in good standing under the laws of the State of Delaware.

(b)           The Guarantor has full corporate power and authority (including all necessary approvals) to execute and deliver this Guaranty and to perform its obligations hereunder.  This Guaranty has been duly executed and delivered on behalf of the Guarantor by its duly authorized representative.

(c)           This Guaranty constitutes the valid and legally binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms and conditions except as such enforceability may be limited by or subject to (i) any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar applicable law relating to creditors’ rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d)           The Guarantor is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of, any Governmental Authority or any other person to perform its obligations under this Guaranty, except for such notices, filings, authorizations, consents or approvals which the failure to give, make or obtain, as the case may be, would not reasonably be expected to materially and adversely affect the ability of the Guarantor to satisfy its obligations hereunder.

(e)           Neither the execution and the delivery of this Guaranty, nor the performance by the Guarantor of its obligations hereunder, will (i) violate any law or order of any Governmental Authority to which the Guarantor is subject, or (ii) conflict with any Charter Document or other legal or contractual restriction to which the Guarantor is bound, except as would not reasonably be expected to materially and adversely affect the ability of the Guarantor to satisfy its obligations hereunder

3.             Obligations Unconditional.  The obligations of the Guarantor hereunder shall be subject to the defenses available to the Seller under the Agreement, but shall remain in full force and effect without regard to, and shall not be affected or impaired by any of the following, any of which may be taken without the consent of, or notice to, the Guarantor:

(a)           any lack of legality, validity or enforceability of the Agreement or any document delivered thereunder;

(b)           any amendment, modification, addition, supplement, extension or acceleration of or to any part of the Agreement;

(c)           any exercise or non-exercise by the Purchaser of any right or privilege under the Agreement;

(d)           any extension (including without limitation extensions of time for payment), renewal, amendment, restructuring or restatement of, or any acceptance of late or partial payments under, the Agreement;

(e)           any bankruptcy, insolvency, reorganization, dissolution, liquidation or similar proceeding relating to the Seller or any affiliate of the Seller (other than the Guarantor);

(f)            the existence of any facts or circumstances which cause (or result in) any of the representations or warranties of the Seller under the Agreement to be inaccurate; or

(g)           any other circumstance whatsoever (with or without notice to or knowledge of the Guarantor) which may or might in any manner or to any extent vary the risks of the Guarantor, or might otherwise constitute a legal or equitable defense available to, or discharge of, a surety or a guarantor, including without limitation, any right to require or claim that resort be had to the Seller in respect of the Payment Obligations.

4.             Independent Obligations.  The obligations of the Guarantor hereunder are independent of the obligations of the Seller and, in the event of any default hereunder, a separate action or actions may be brought and prosecuted against the Guarantor whether or not the Seller is joined therein or a separate action is brought against the Seller.  All remedies of the Purchaser are cumulative.

5.             Waiver.  The Guarantor unconditionally and irrevocably waives:

(a)           demands, protests, or notices as the same pertain to the Seller;

(b)           any right to require the Purchaser to proceed against the Seller or to exhaust any security held by the Purchaser or to pursue any other remedy;

(c)           any right to assert against the Purchaser, as a defense, counterclaim, set-off, recoupment or cross-claim in respect of the Payment Obligations, any defense (legal or equitable) or other claim which the Guarantor may now or at any time hereafter have against the Seller or any other person;

(d)           any defense based upon an election of remedies by the Purchaser, unless the same would excuse performance by the Seller, under the Agreement; and

(e)           any duty of the Purchaser to advise the Guarantor of any information known to the Purchaser regarding the Seller or its ability to perform under the Agreement, except for notices specifically provided for herein.

6.             Continuing Guaranty.  The Guarantor’s obligations under Paragraph 1 of this Guaranty constitute a continuing guaranty and shall continue in full force and effect until the Payment Obligations shall have been fully performed or otherwise extinguished under the Agreement, at which time this Guaranty and all of the Guarantor’s obligations hereunder shall terminate and expire.

7.             Reinstatement.  The obligations of the Guarantor under this Guaranty shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Seller in respect of the Payment Obligations is rescinded or must be otherwise restored by any holder of any of such obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

8.             Third Parties.  This Guaranty shall not confer any rights or remedies upon any person other than the parties hereto and their successors and assigns.

9.             Successors and Assigns.  This Guaranty shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.  This Guaranty may not be assigned by the Guarantor without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld.  Upon such assignment or delegation and assumption of obligations, the Guarantor shall be relieved of and fully discharged from all obligations hereunder, whether such obligations arose before or after such assignment or delegation and assumption.

10.           Notices.  All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

(a)           IF TO THE PURCHASER:

MARUBENI CARIBBEAN POWER HOLDINGS, INC.

c/o Marubeni Corporation

Overseas Power Project Department II

4-2 Ohtemachi 1-chome

Chiyoda-ku, Tokyo, Japan

Attention:              Tomofumi Fukuda

Facsimile:

(b)           IF TO THE GUARANTOR:

MIRANT INTERNATIONAL INVESTMENTS, INC.

Senior Vice-President and Controller

1155 Perimeter Center West

Atlanta, Georgia 30338

Attention:              Thomas Legro

Facsimile:               (678) 579 5590

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Paragraph 10, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Paragraph 10, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Paragraph 10, be deemed given upon receipt.  Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

11.           Governing Law and Forum.  This Guaranty shall be governed by, and construed in accordance with, the law of the State of New York without regard to principles of conflicts of law.  Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of New York or any New York state court in the event any dispute arises out of this Guaranty, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it shall not bring any action relating to this Guaranty in any court other than a federal or state court sitting in the State of New York.

12.           Entire Agreement and Amendments.  This Guaranty embodies the entire agreement between the Guarantor and the Purchaser.  There are no promises, terms, conditions or obligations other those contained herein, and this Guaranty shall supersede all previous communications, representations or agreements, either verbal or written, between the Guarantor and the Purchaser.  No amendment of any provision of this Guaranty shall be valid unless the amendment shall be in writing and signed by the Purchaser and the Guarantor.

13.           Severability.  Any term or provision of this Guaranty that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

14.           Counterparts.  This Guaranty may be executed and delivered (including via facsimile)

in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, this Guaranty has been duly executed and delivered as of the date first above written.

THE GUARANTOR:

MIRANT CORPORATION,
a Delaware corporation

		By:	/s/ William P. von Blasingame
		Name:	William P. von Blasingame
		Title:	Senior Vice President

AGREED TO AND ACCEPTED BY:

THE PURCHASER:

MARUBENI CARIBBEAN POWER HOLDINGS, INC.
a Delaware corporation

By:	/s/ Tomofumi Fukuda
Name:	Tomofumi Fukuda
Title:	President